Exhibit 23.1

GBS Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 15, 2021 relating to the audit of the consolidated financial statements of GBS Inc., appearing in the Company`s Form 10-K and 10-K/A as amended (‘File No. 001-39825’) for the year ended June 30, 2021, which are incorporated by reference in this Registration Statement.

/s/ BDO Audit Pty Ltd

Sydney, Australia

August 1, 2022